Exhibit 99.1

CALLAWAY GOLF COMPANY APPOINTS BRIAN LYNCH AS

CHIEF FINANCIAL OFFICER

Carlsbad, Calif., July 31, 2017 – Callaway Golf Company (NYSE: ELY) today announced the appointment of Brian Lynch as its Chief Financial Officer, effective immediately. Mr. Lynch also will continue in his role as Senior Vice President, General Counsel and Corporate Secretary. Mr. Lynch has served as Interim CFO since April 2017.

“Brian is an outstanding individual to lead the company’s global financial organization,” said Chip Brewer, President and CEO of Callaway Golf Company. “His leadership skills and extensive experience across all facets of finance, accounting and law make him an excellent selection for CFO. Brian understands both our history and our vision for the future and has demonstrated the skills and perspective needed to lead our financial organization as we pursue our strategic growth plan.”

Mr. Lynch, who joined Callaway in 1999, has 30 years of experience in financial, legal, strategic and operational roles. Since 2012, when he was named General Counsel, Mr. Lynch has been involved in all key strategic and financial matters for Callaway, including SEC compliance and public accounting matters.

Mr. Lynch received his B.A. in Economics from Franklin and Marshall College and his J.D. from the University of Pittsburgh.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com.

Contacts:

Patrick Burke

Scott Goryl

(760) 931-1771

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